Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-286402) of Newsmax Inc. (the Company) of our report dated March 26, 2026, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

BDO USA, P.C.
Miami, Florida
March 26, 2026

BDO USA, P.C., a Virginia professional corporation, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.